EXHIBIT 5.1

575 Madison Avenue
New York, NY 10022-2585
212.940.8800 tel
212.940.8776 fax

April 29, 2011

ETF Securities USA LLC
as Sponsor to ETFS Platinum Trust
Ordnance House
31 Pier Road
St. Helier, Jersey
JE4 Channel Islands
Attention: Graham Tuckwell

ETFS Platinum Trust

Ladies and Gentlemen:

We have acted as counsel for ETF Securities USA LLC, a Delaware limited liability company (the “Sponsor”), the sponsor of ETFS Platinum Trust, a grantor trust formed under the laws of the State of New York (the “Trust”), in connection with the Trust’s filing on April 29, 2011 with the Securities and Exchange Commission (the “Commission”) of its Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus included in Part I of the Registration Statement (the “Prospectus”), under the Securities Act of 1933 (the “1933 Act”), relating to the issuance and sale by the Trust of 4,770,000 ETFS Physical Platinum Shares (the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Depositary Trust Agreement between the Sponsor and The Bank of New York Mellon, as Trustee, (c) the pertinent provisions of the constitution and laws of the State of New York; and (d) such other instruments, documents, statements and records of the Trust and others and other such statutes as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

          CHARLOTTE          CHICAGO          IRVING          LONDON          LOS ANGELES          NEW YORK          WASHINGTON, DC          WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

April 29, 2011

Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when it is made effective by the Commission or otherwise pursuant to the rules and regulations of the Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is limited to the laws of the State of New York governing grantor trusts and matters such as the authorization and issuance of the Shares, the applicable provisions of the New York constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Prospectus under the caption “Legal Matters” and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Respectfully submitted,

/s/ KATTEN MUCHIN ROSENMAN LLP

KATTEN MUCHIN ROSENMAN LLP